    As Filed With the Securities and Exchange Commission on August 20, 1998
                                           Registration Statement No. 333-58187
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549
                            ____________________________

                                   AMENDMENT NO. 1
                                         to
                                      FORM S-3
              REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ___________________________

                              CRAGAR INDUSTRIES, INC.
               (Exact Name of registrant as specified in its Charter)

                           DELAWARE                         86-0721001
                 (State or other jurisdiction of            (I.R.S. Employer
                 incorporation or organization)             Identification No.)

                               4636 NORTH 43RD AVENUE
                               PHOENIX, ARIZONA 85031
                                   (602) 247-1300
                (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                INCLUDING AREA CODE, OF PRINCIPAL EXECUTIVE OFFICES)
                            ____________________________

                   MICHAEL L. HARTZMARK, CHIEF EXECUTIVE OFFICER
                              CRAGAR INDUSTRIES, INC.
                               4636 NORTH 43RD AVENUE
                               PHOENIX, ARIZONA 85031
                                   (602) 247-1300
                 (Name, address, including zip code, and telephone
                 number, including area code, of agent for service)
                            ____________________________

                                       COPY TO:
                               STEVEN D. PIDGEON, ESQ.
                                RICHARD B. STAGG, ESQ.
                                SNELL & WILMER L.L.P.
                                  ONE ARIZONA CENTER
                             PHOENIX, ARIZONA 85004-0001
                                    (602) 382-6000
                             ____________________________

           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                             ____________________________
       From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ____________________________
                      (FACING PAGE CONTINUED ON FOLLOWING PAGE)

                          CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                                         Proposed Maximum       Proposed Maximum
Title of Each Class of               Amount to be         Offering Price           Aggregate          Amount of
Securities to be Registered          Registered(1)           Per Share           Offering Price    Registration Fee
-------------------------------------------------------------------------------------------------------------------------

Common Stock                         750,000 shares          $5.125(2)           $3,843,750             $1,134
-------------------------------------------------------------------------------------------------------------------------
Common Stock Issuable                333,333 shares          $8.10 (3)           $2,699,997(3)          $  796
 Upon Exercise of Preferred
 Stock Warrants
-------------------------------------------------------------------------------------------------------------------------
        Total                                                                                           $1,930(4)
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) Represents estimated number of shares of Common Stock issuable upon conversion of the Company's Series A Convertible Preferred Stock. In the event of a stock split, stock dividend, or similar transaction involving the Common Stock of the Company, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933. In addition, pursuant to Rule 416, this Registration Statement also covers such indeterminate number of additional Shares of Common Stock which may become issuable upon conversion of the Series A Convertible Preferred Stock by reason of reductions in the conversion price thereof in accordance with its terms (including, but not limited to, the terms which cause the variable conversion price thereof to decrease to the extent the market price for shares of the Company's Common Stock declines).

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the last reported sales price of the Common Stock on June 23, 1998, as reported by the Nasdaq SmallCap Market.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g), based upon the last reported sales price of the Common Stock on June 23, 1998, as reported by the Nasdaq SmallCap Market.

(4)  Previously paid.
                            ____________________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                               SUBJECT TO COMPLETION
                                DATED AUGUST 20, 1998

                                     PROSPECTUS

                           1,083,333 SHARES OF COMMON STOCK

                              CRAGAR INDUSTRIES, INC.

     All of the shares of Common Stock offered hereby (the "Offering") may be sold by certain Selling Security Holders (the "Selling Security Holders") of Cragar Industries, Inc. ("Cragar" or the "Company"). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the number of shares of Common Stock offered hereby (the "Common Stock") includes such presently indeterminate number of shares of Common Stock as may be issued on conversion of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock") as a dividend, payment of a redemption price or otherwise pursuant to the provisions thereof regarding determination of the applicable conversion price, including adjustments to the conversion price to prevent dilution resulting from stock splits, stock dividends or similar transactions, or by reason of reductions in the conversion price in accordance with the terms thereof (including, but not limited to, the terms which cause the variable conversion price thereof to decrease to the extent the market price of the Common Stock declines). If the shares of Series A Preferred Stock were converted into shares of Common Stock at the conversion ratio in effect on August 17, 1998, the Company would be obligated to issue a total of approximately 333,333 shares of Common Stock if all 22,500 shares of Series A Preferred Stock were to be converted at the Series A Fixed Price (as defined herein), excluding any dividends. If the Series A Floating Price (as defined herein) were used as the Series A Conversion Price (as defined herein) as of August 17, 1998, the Company would be obligated to issue a total of approximately 598,205 shares of Common Stock if all 22,500 shares of Series A Preferred Stock were to be converted on such date. An additional 333,333 shares of Common Stock may be purchased upon exercise of presently outstanding Warrants sold to the Selling Security Holders simultaneously with the purchase of the Series A Preferred Stock (the "Preferred Stock Warrants"). The 333,333 Common Shares purchasable upon exercise of the Preferred Stock Warrants also may be offered by the Selling Security Holders. See "Selling Security Holders." The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Security Holders, although the Company will receive the proceeds from exercise of the Preferred Stock Warrants, which would equal $2,699,997 if all Preferred Stock Warrants were exercised. The Selling Security Holders may elect to sell all, a portion, or none of the shares of Common Stock registered hereby. The Common Stock is traded on the Nasdaq SmallCap Market ("Nasdaq") and the Boston Stock Exchange ("BSE") under the symbols "CRGR" and "CWH," respectively. See, however, "Risk Factors - Listing and Maintenance Criteria for Securities; Possible Delisting from Nasdaq SmallCap Market." The Common Stock being registered under the Registration Statement of which this Prospectus is a part may be offered for sale from time to time by or for the account of such Selling Security Holders in the open market, on the Nasdaq or BSE, in privately negotiated transactions, in an underwritten offering, or a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Common Stock is intended to be sold through one or more broker-dealers or directly to purchasers. Such broker-dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Security Holders and/or purchasers of the Common Stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary concessions). The Selling Security Holders and any broker-dealers who act in connection with the sale of the Common Stock hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and proceeds of any resale of the Common Stock may be deemed to be underwriting discounts and commissions under the Securities Act. See "Selling Security Holders" and "Plan of Distribution." All expenses of registration incurred in connection with this Offering are being borne by the Company, but the Selling Security Holders will pay any brokerage and other expenses of sale incurred by them. See "Plan of Distribution."

SEE "RISK FACTORS" ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

EACH SELLING SECURITY HOLDER AND ANY BROKER EXECUTING SELLING ORDERS ON BEHALF OF THE SELLING SECURITY HOLDERS MAY BE DEEMED TO BE AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT. COMMISSIONS RECEIVED BY ANY SUCH BROKER MAY BE DEEMED TO BE UNDERWRITING COMMISSIONS UNDER THE SECURITIES ACT.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS AUGUST ____, 1998.

                               AVAILABLE  INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Company's Common Stock and related Warrants are listed on Nasdaq and similar information can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006, although the Company has received a notice from Nasdaq that the Company's Common Stock and related Warrants will be delisted from the Nasdaq SmallCap Market unless the Company is able to demonstrate compliance with the Nasdaq SmallCap Market's net tangible assets maintenance rule on a timely basis. See "Risk Factors - Listing and Maintenance Criteria for Securities; Possible Delisting from Nasdaq SmallCap Market." The Company has filed with the Commission a registration statement (the "Registration Statement") with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information contained in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete and, in each instance, reference is made to the copy of such document as so filed. Each such statement is qualified in its entirety by such reference.

     No person is authorized to give any information or make any representation other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                       INFORMATION INCORPORATED BY REFERENCE

     The following documents have been filed by the Company with the Commission and are hereby incorporated by reference into this Prospectus: (1) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997; (2) Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 1997;
(3) Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998; (4) Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998; (5) the Proxy Statement for the 1998 Annual Meeting of Securityholders; (6) Current Report on Form 8-K filed on January 15, 1998; (7) Current Report on Form 8-K/A filed on January 23, 1998; and (8) Description of Capital Stock contained in the Company's registration statement on Form 8-A, including all amendments or reports filed for the purpose of updating such description. All other documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests for such documents should be directed to Investor Relations, Cragar Industries, Inc., 4636 North 43rd
Avenue, Phoenix, Arizona 85031; telephone (602) 247-1300.

                                 RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS DISCUSSED BELOW IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING ANY OF THE SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS. SEE "DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS."

RISKS ASSOCIATED WITH BANKRUPTCY OF PRINCIPAL CUSTOMER

     On September 19, 1997, the Company's principal customer, Super Shops, Inc., ("Super Shops") filed for reorganization under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court, Central District of California. On December 31, 1997, the accounts receivable owed to the Company by Super Shops totaled $3,523,028. The Company will continue to review various alternatives with respect to this matter. Since the date of filing for reorganization, Super Shops has ceased operations and has begun a liquidation plan. As an unsecured creditor, there is no assurance that the Company will recover any of the accounts receivable from Super Shops. Furthermore, if the Company should be able to recover a portion of the accounts receivable the timing of such recovery is uncertain. Accordingly, the Company has established an allowance for bad debt that includes the entire $3,523,028 account receivable from Super Shops. As a result of Super Shops ceasing operations, the Company also has lost what was its largest customer. It is uncertain whether other current or new customers can make up for the lost revenues generated by Super Shops. Failure to resolve this matter satisfactorily is likely to have a material adverse effect on the Company's results of operations and financial conditions.

HISTORY OF PREVIOUS LOSSES

     The Company was incorporated in December 1992 and has incurred significant losses in each of its completed fiscal years. For the year ended December 31, 1997, the Company incurred a net loss of $4,768,785, including $3,523,028 from the reserve established in connection with the Super Shops accounts receivable. There can be no assurance that the Company will be profitable in the future. Net sales for the year ended December 31, 1997 declined to $16.5 million from $18.6 million for the year ended December 31, 1996. As of December 31, 1997, the Company had cumulative losses of $12.3 million and a total stockholders' deficiency of approximately $457,000.

LISTING AND MAINTENANCE CRITERIA FOR SECURITIES; POSSIBLE DELISTING FROM NASDAQ SMALLCAP MARKET

     The shares of Common Stock and Warrants currently are listed on the Nasdaq SmallCap Market and the Boston Stock Exchange. The Company's net tangible assets, however, have fallen below the minimum required by NASDAQ, primarily as a result of the establishment of the allowance for bad debt arising from the bankruptcy of the Company's primary customer. Nasdaq has notified the Company of its decision to delist the Company's shares of Common Stock and related Warrants from the Nasdaq SmallCap Market as a result of the Company's inability to demonstrate compliance with the net tangible assets rule on a continuing basis. The Company appealed this decision and attempted to demonstrate its ability to sustain long term compliance with all applicable maintenance criteria at a hearing held on July 24, 1998. If the Company's appeal is unsuccessful, the Company's Common Stock and related Warrants will be delisted from the Nasdaq SmallCap Market. There can be no assurance that the Company's appeal will be successful or that, if successful, the Company will be able to maintain compliance with the requirements for continued listing on the Nasdaq SmallCap Market with respect to the Common Stock or Warrants. If the Common Stock or the Warrants fail to maintain such listing, the market value of the Common Stock and Warrants may decline and holders may find it more difficult to dispose of the Common Stock and Warrants. In addition, if the Company fails to maintain Nasdaq SmallCap Market and Boston Stock Exchange listings for its securities, and no other exclusion from the definition of a "penny stock" under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is available, then any broker engaging in a transaction in the Company's securities would be required to provide any customer with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market values of the Company's securities held in the customer's accounts. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. If brokers become subject to the "penny stock" rules when engaging in transactions in the Company's securities, they would become less willing to engage in such transactions, thereby making it more difficult for the Company's securityholders to dispose of Common Stock and Warrants.

DEPENDENCE ON EXTERNAL FINANCING

     On April 20, 1998, the Company secured a credit facility with NationsCredit Commercial Funding Corporation ("NCFC"), a portion of the proceeds of which were used to pay off the Company's previous credit facility with Norwest Business Credit, Inc., which expired on April 15, 1998. The terms of this new credit facility provide for a maximum combined term loan and revolving loan totaling $8.5 million at an interest rate of 1.25% above the prime rate (the "NCFC Credit Facility"). The NCFC Credit Facility will be secured by substantially all of the Company's assets and has a term of four years. Although the Company believes that the amount available under the NCFC Credit Facility together with cash from operations will be sufficient to fund the Company's working capital requirements for the next 12 months, there can be no assurance that the Company's cash flow from operations, together with amounts currently available under the NCFC Credit Facility, will be sufficient to implement fully its business strategies especially in the event that the Company is required to refinance or replace the NCFC Credit Facility. As a result, the Company may be required to raise additional funds through equity or debt financings. No assurance can be given that such additional financing will be available on terms acceptable to the Company, if at all.

DEPENDENCE ON KEY DISTRIBUTORS; IMPLEMENTATION OF NEW DISTRIBUTION CHANNELS

     A limited number of customers have accounted for a substantial portion of the Company's revenue in each year. The financial condition and success of its current customers and the Company's ability to obtain orders from new customers are critical to the Company's success. For the year ended December 31, 1997, the Company's ten largest customers accounted for a total of approximately 66.3% of gross sales, with Super Shops accounting for 27.5%, J. H. Heafner Company, Inc. 9.6%, and Keystone Automotive 6.2%. For the year ended December 31, 1996, the Company's ten largest customers accounted for a total of approximately 75.7% of its gross sales, with Super Shops, J. H. Heafner Company, Inc., and B & R Wholesale Tire accounting for 24.3%, 12.1%, and 8.4% of gross sales, respectively. The Company does not have any long-term contractual relationships with any of its major customers. On September 19, 1997, Super Shops filed for reorganization under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court, Central District of California. At December 31, 1997, the accounts receivable owed to the Company by Super Shops totaled $3,523,028, all of which has been reserved. Since the date of the filing for reorganization, Super Shops has ceased operations and has begun a liquidation plan. As an unsecured creditor, there is no assurance that the Company will recover any of the accounts receivable from Super Shops. Furthermore, if the Company should be able to recover a portion of the accounts receivable, the timing of such recovery is uncertain. Accordingly, the Company has established an allowance for bad debt that includes the entire $3,523,028 account receivable from Super Shops. As a result of Super Shops ceasing operations, the Company also has lost what was its largest customer. It is uncertain whether other current or new customers can make up for the lost revenues generated by Super Shops.

GENERAL ECONOMIC FACTORS

     The Company's business is directly impacted by certain external factors, such as the general demand for aftermarket automotive parts, prices for raw materials used in producing the Company's products, fluctuations in discretionary consumer spending, and general economic conditions, including employment levels, business conditions, interest rates, and tax rates. While the Company believes that current economic conditions favor stability in the markets it serves, various factors, including those listed above, could lead to decreased sales and increased operating expenses. There can be no assurance that various factors will not adversely affect the Company's business in the future or prevent the Company from successfully implementing its business strategies.

DATA PROCESSING AND TECHNOLOGY AND YEAR 2000

     The Company has commenced a study of its computer systems in order to assess its exposure to year 2000 issues. To enable proper processing of transactions relating to the year 2000 and beyond, the Company expects to make the necessary modifications or changes to its computer information systems or to migrate its operations to other systems that are year 2000 compliant. The Company believes the cost to modify its existing systems or migrate its operations to other systems will not be material. The Company will evaluate appropriate courses of action, including replacement of certain systems whose associated costs would be recorded as assets and subsequently amortized, or modification of its existing systems which costs would be expensed as incurred. There can be no assurance that the Company will be able to completely resolve all year 2000 issues in a timely fashion or that the ultimate cost to identify and implement solutions to all year 2000 problems will not be material to the Company.

VARIABILITY IN OPERATING RESULTS; SEASONALITY

     The Company's results of operations have been and will continue to be subject to substantial variations as a result of a number of factors, any of which could have a material adverse effect on the Company's business, financial condition, and results of operations. In particular, the Company's operating results can vary because of the size and timing of customer orders, delays in new product enhancements and new product introductions, vendor quality control and delivery difficulties, market acceptance of new products, product returns, product rebates and allowances, seasonality in product purchases by distributors and end users, and pricing trends in the automotive aftermarket industry in general and in the specific markets in which the Company participates. Historically, the Company's net sales have been highest in the first and second quarters of each year. Significant variability in orders during any period may have an adverse impact on the Company's cash flow or work flow, and any significant decrease in orders could have a material adverse effect on the Company's results of operations. The Company believes that any period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

CHANGING CUSTOMER TRENDS; NEED FOR PRODUCT DEVELOPMENT

     The Company's success depends, in part, on its ability to correctly and consistently anticipate, gauge, and respond in a timely manner to changing consumer preferences. There can be no assurance that the Company's core products will continue to enjoy acceptance among consumers or that any of the Company's future product offerings will achieve or maintain market acceptance. The Company attempts to minimize the risks relating to changing consumer trends by offering a wide variety of product styles, analyzing consumer purchases, maintaining active product development efforts, and monitoring the sales performance of its various product lines. However, any misjudgment by the Company of the market for a particular product, or its failure to correctly anticipate changing consumer preferences, could have a material adverse effect on its business, financial condition, and results of operations. In order to enhance its product development efforts, the Company may supplement its existing product development staff by hiring one or more new employees with product development experience and by engaging an outside consultant to assist the Company's product development staff. There can be no assurance that the Company will be able to attract and retain such additional personnel or that the costs associated with additional product development efforts will not have an adverse effect on the Company's business, financial condition, and results of operations.

DEPENDENCE ON THIRD PARTY SUPPLIERS

     The Company's business depends upon the assembly of component parts and the shipment of finished wheels and wheel accessories from third-party suppliers. From time to time, the Company has experienced delays in the delivery of component parts and finished products from vendors. In addition, some of the Company's suppliers are located in China, which from time to time has been subject to numerous trading restrictions by the United States. The Company also has had suppliers in Indonesia, the Philippines, and Taiwan.
The purchase of materials from foreign suppliers may be adversely affected by political and economic conditions abroad over which the Company has no control. Although to date the Company has generally been able to acquire adequate supplies of such components and finished product in a timely manner, any extended interruption in supply, significant increase in the price, or reduction in the quality of such components could have a material adverse effect on the Company's business, financial condition, and results of operations. The Company has begun to outsource selectively the production of some of its finished products and may increase such outsourcing in the future. For the six-month period ended June 30, 1998, approximately 29.5% of the Company's gross sales were attributable to outsourced finished products. While the Company anticipates that such outsourcing programs will stabilize costs and shift certain inventory, warranty, and other risks to its suppliers, there can be no assurance that the continued or increased outsourcing of its products will have these desired effects.

HIGHLY COMPETITIVE INDUSTRY

     The market for the Company's products is highly competitive. The Company competes primarily on the basis of product selection (which includes style and vehicle fit), timely availability of product for delivery, quality, design innovation, price, payment terms, and service. Many of the Company's competitors have substantially greater financial, personnel, marketing, and other resources than the Company. Increased competition could result in price reductions (which may be in the form of rebates or allowances), reduced margins, and loss of market share, all of which could have a material adverse effect on the Company's business, financial condition, and results of operations.

NO ASSURANCE OF SUCCESSFUL ACQUISITIONS

     The Company is considering acquisitions of and alliances with other companies that could complement the Company's existing business, including acquisitions of complementary product lines. Although the Company has conducted preliminary discussions with a number of companies, there can be no assurance that suitable acquisition or joint venture candidates can be identified, or that, if identified, adequate and acceptable financing sources will be available to the Company that would enable it to consummate such transactions. Even if an acquisition or joint venture is consummated, there can be no assurance that the Company will be able to integrate successfully such acquired companies or product lines into its existing operations, which could increase the Company's operating expenses in the short-term and materially and adversely affect the Company's results of operations. Moreover, any acquisition by the Company may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, and amortization of expenses related to goodwill and intangible assets, all of which could adversely affect the Company's profitability. Acquisitions involve numerous risks, such as the diversion of the attention of the Company's management from other business concerns, the entrance of the Company into markets in which it has had no or only limited experience, and the potential loss of key employees of the acquired company, all of which could have a material adverse effect on the Company's business, financial condition, and results of operations.

REGULATORY COMPLIANCE

     The Company is subject to various federal and state governmental regulations related to occupational safety and health, labor, and wage practices as well as federal, state, and local governmental regulations relating to the storage, discharge, handling, emission, generation, manufacture, and disposal of toxic or other hazardous substances used to produce the Company's products. The Company believes that it is currently in material compliance with such regulations. Failure to comply with current or future environmental regulations could result in the imposition of substantial fines on the Company, suspension of production, alteration of its production processes, cessation of operations, or other actions that could materially and adversely affect the Company's business, financial condition, and results of operations. In the ordinary course of its business, the Company uses metals, oils, and similar materials that are stored on site. The waste created by use of these materials is transported off-site on a regular basis by a state-registered waste hauler. Although the Company is not aware of any current material claim or investigation with respect to these activities, there can be no assurance that such a claim may not arise in the future or that the cost of complying with governmental regulations in the future will not have a material adverse effect on the Company.


RELIANCE ON INTELLECTUAL PROPERTY

     The Company owns the rights to certain trademarks and patents, relies on trade secrets and proprietary information, technology, and know-how, and seeks to protect this information through agreements with employees and vendors.
There can be no assurance that the Company's patents will preclude the Company's competitors from designing competitive products, that proprietary information or confidentiality agreements with employees and others will not be breached, that the Company's patents will not be infringed, that the Company would have adequate remedies for any breach or infringement, or that the Company's trade secrets will not otherwise become known to or independently developed by competitors.

RISKS ASSOCIATED WITH INTERNATIONAL SALES; CURRENCY FLUCTUATIONS

     As part of the Company's business strategy, it intends to expand into selected international markets. In 1997 and 1996, the Company derived approximately 4.8% and 4.0%, respectively, of total gross sales from international markets. The Company's international sales efforts are subject to the customary risks of doing business abroad, including exposure to regulatory requirements, political and economic instability, barriers to trade, trade restrictions (including import quotas), tariff regulations, foreign taxes, restrictions on transfer of funds, difficulty in obtaining distribution and support, and export licensing requirements, any of which could have a material adverse effect on the Company's operations. In addition, a weakening in the value of foreign currencies relative to the U.S. dollar and fluctuations in foreign currency exchange rates could have an adverse impact on the price of the Company's products in its international markets.

CONTROL BY EXISTING STOCKHOLDERS

     The directors, officers, and principal stockholders of the Company currently beneficially own approximately 23.3% of the Company's outstanding Common Stock. As a result, these persons could have a significant influence on the affairs and management of the Company, as well as on all matters requiring stockholder approval, including electing and removing members of the Company's Board of Directors, causing the Company to engage in transactions with affiliated entities, causing or restricting the sale or merger of the Company, and changing the Company's dividend policy. Such concentration of ownership and control could have the effect of delaying, deferring, or preventing a change in control of the Company even when such a change of control might be in the best interest of the Company's other stockholders.

EFFECT OF PREFERRED STOCK ON RIGHTS OF COMMON STOCK

     The Company's Amended and Restated Certificate of Incorporation authorizes the Board of Directors of the Company to issue "blank check" Preferred Stock, the relative rights, powers, preferences, limitations, and restrictions of which may be fixed or altered from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. In the first quarter of 1998, for example, the Company issued 22,500 shares of its Series A Preferred Stock for $2.25 million in additional capital. See "Description of Capital Stock - Series A Convertible Preferred Stock." Additional series of Preferred Stock could be issued, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of the Company that stockholders might consider to be in the Company's best interests. There can be no assurance that the Company will not issue additional shares of Preferred Stock in the future.

DEPENDENCE ON KEY PERSONNEL

     The Company's future success depends, in large part, on the efforts and abilities of its management team, including Michael L. Hartzmark, Ph.D., its President and Chief Executive Officer. The loss of the services of Dr. Hartzmark could have a material adverse effect on the business of the Company. While Dr. Hartzmark does not have an employment agreement with the Company, Dr. Hartzmark and his family currently beneficially own over 14.2% of the Company's Common Stock. The successful implementation of the Company's business strategies depends on the hiring and retention of additional management, engineering, marketing, product development, and other personnel. There can be no assurance that the Company will be able to identify and attract additional qualified management and other personnel when needed or that the Company will be successful in retaining such additional management and personnel if added. Moreover, there can be no assurance that the additional costs associated with the hiring of additional personnel will not adversely effect the Company's results of operations. The Company does not maintain key man life insurance on any of its personnel.

LIMITED LIABILITY OF DIRECTORS

     The Company's Certificate of Incorporation provides, with certain exceptions, that the Company's directors will not be personally liable for monetary damages for breach of the directors' fiduciary duty of care to the Company or its stockholders. This provision does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of nonmonetary relief would remain available under Delaware law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

NO DIVIDENDS

     The Company has never paid dividends on its Common Stock and does not anticipate that it will pay dividends in the foreseeable future. It is contemplated that any earnings will be used to finance the growth of the Company's business. In addition, the Company's NCFC Credit Facility prohibits the payments of cash dividends without the lender's consent.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in this Prospectus, including all documents incorporated herein by reference, may be forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of revenue and net income and issues that may affect revenue or net income; projections of capital expenditures; plans for future operations; financing needs or plans; plans relating to the Company's products and services; and assumptions relating to the foregoing. In particular, there can be no assurance that the Company will be able to maintain listing of its Common Stock and related Warrants on the Nasdaq SmallCap Market. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.
Statements in this Prospectus, including those set forth above, describe factors, among others, that could contribute to or cause such differences.

                                  USE OF PROCEEDS

     The Selling Security Holders will receive all of the proceeds and the Company will not receive any of the proceeds from the sale of the Common Stock offered hereby. If all of the outstanding Preferred Stock Warrants were exercised as of August 17, 1998, the Company would receive gross proceeds of approximately $2,669,997, which the Company expects to use for working capital and general corporate purposes. There can be no assurance, however, that any of such Warrants will be exercised.

                              SELLING SECURITY HOLDERS

     The following table provides information regarding the beneficial ownership of the Common Stock as of August 17, 1998, and as adjusted to reflect the sale of all of the Common Stock offered hereby by the Selling Security Holders. Pursuant to Rule 416 of the Securities Act, Selling Security Holders also may offer and sell Common Stock issued with respect to the Series A Preferred Stock and the Preferred Stock Warrants as a result of stock splits, stock dividends and anti-dilution provisions (including by reason of reductions in the conversion price of the Series A Preferred Stock related to reductions in the market price of the Company's Common Stock and otherwise in accordance with the terms thereof). Except as otherwise indicated, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their securities.


                               COMMON STOCK       COMMON STOCK          COMMON STOCK
                               BENEFICIALLY      TO BE SOLD IN       BENEFICIALLY OWNED
                            OWNED PRIOR TO THE        THE                AFTER THE
                                OFFERING(1)       OFFERING(1)           OFFERING(2)
                                ----------        ----------       ---------------------
       NAME OF SELLING
       SECURITY HOLDER            NUMBER            NUMBER          NUMBER      PERCENT
       ---------------            ------            ------          ------      -------
 Joan Albrecht                    21,166            21,166            --           --%
 Eileen D. Berke                  64,401            42,332          22,069        0.9%
 R Capital II, Ltd.               63,498            63,498            --          0.0%
 Phillis J. Cohen                 44,995            42,332           2,663        0.1%
 Irving Davies                   109,865            21,166          88,699        3.4%
 Sidney Dworkin(3)               533,351           211,661         321,690       11.5%
 Edward Falkner Trust             21,166            21,166            --          0.0%
 Central Fill Pharmacy
    Alvin Konigsberg              50,732            42,332           8,400        0.3%
 Lee Hartzmark(4)                222,194           211,661          10,533        0.4%
 Virginia Meade                   21,166            21,166            --          0.0%
 Gee Gee Morgan                   10,583            10,583            --          0.0%
 James M. Persky                  10,583            10,583            --          0.0%
 Kenneth M. Reichle, Jr.          40,219            21,166          19,053        0.8%
 Harry Schwartz(5)               251,113           105,831         145,282        5.5%
 Mark Schwartz(6)                227,379           105,831         121,548        4.7%


_____________________

(1) Includes such number of shares of Common Stock estimated to be issuable upon conversion of the Series A Preferred Stock, based on the Series A Floating Price of $3.76125 per share as of August 17, 1998. The actual number of such shares of Common Stock (and the actual number of shares offered hereby) may be greater than the indicated amount as a result of the application of the variable conversion price provisions at the actual date of conversion. See "Description of Capital Stock."
     The figures above also include up to 333,333 shares of Common Stock issuable upon conversion of Preferred Stock Warrants sold in connection with the private placement of the Series A Preferred Stock and 20,937 shares of Common Stock issuable upon conversion of Series A Preferred Stock previously issued as dividends.

(2) Assumes that the Selling Security Holder disposes of all of the shares of Common Stock covered by this Prospectus and does not acquire any additional shares of Common Stock. Except as set forth in footnote 1, assumes no other exercise of options, warrants or conversion rights or issuances of additional securities.

(3) Includes 2,100 shares purchasable upon the exercise of options and 10,533 shares owned by CN Partners LP of which Mr. Dworkin is a one-fifth beneficial owner.

(4) Includes 10,533 shares owned by CN Partners LP of which Mr. Hartzmark is a one-fifth beneficial owner.

(5) Includes 10,533 shares owned by CN Partners LP of which Mr. Schwartz is a one-fifth beneficial owner.

(6)  Includes 2,800 shares purchasable upon the exercise of options.

     Based on 2,482,865 shares outstanding as of August 17, 1998.


                             DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 5,000,000 shares of Common Stock, $0.01 par value, and 200,000 shares of Preferred Stock, $0.01 par value.

COMMON STOCK

     The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available thereof at such times and in such amounts as the Board of Directors may, from time to time, determine, subject to any preferences which may be granted to the holders of Preferred Stock. Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote. The Common Stock is not entitled to preemptive rights and is not subject to redemption or conversion. Upon liquidation, dissolution, or winding-up of the Company, the assets (if any) legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of all debt and liabilities of the Company and the liquidated preference of any outstanding class or series of Preferred Stock. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this offering will be, when issued and delivered, validly issued, fully paid, and nonassessable. The rights, preferences, and privileges of holders of Common Stock will be subject to the preferential rights of any outstanding series of Preferred Stock that the Company may issue in the future.

SERIES A CONVERTIBLE PREFERRED STOCK

     The Company is authorized to issue 30,000 shares of its Series A Convertible Preferred Stock (the "Series A Preferred Stock"), of which 22,500 Series A Preferred Shares were outstanding as of the date of this Prospectus.

     The Series A Preferred Stock is subject to the terms and conditions of the Certificate of Designation and the Series A Convertible Preferred Stock Purchase Agreement discussed below and in detail in the Company's Form 8-K/A filed on January 15, 1998.

     Holders of Series A Preferred Stock are entitled to receive cumulative dividends equal to 7% per annum on the Stated Value of the Series A Preferred Stock ($100 per share). Dividends are payable in arrears at the Company's option in either (i) cash or (ii) additional shares of Series A Preferred Stock, the number of which will be determined by dividing the aggregate cash value of such dividends payable by the Stated Value on the day immediately prior to the date the holder of any shares of Series A Preferred Stock converts those shares to shares of Common Stock. Dividends on the Series A Preferred Stock will accrue monthly commencing on the issuance date of such shares. Dividends on the Series A Preferred Stock payable in cash will be paid semi-annually on the 16th day of each July and January following the issuance of the Series A Preferred Stock. Dividends on the Series A Preferred Stock payable in additional shares of Series A Preferred Stock will be issued in the form of Common Stock upon conversion of the Series A Preferred Stock by the holder thereof.

     Holders of the Series A Preferred Stock will have no voting rights prior to conversion, except that, so long as any shares of Series A Preferred Stock remaining outstanding, the Company may not, without the affirmative vote of the holders of a majority of the Series A Preferred Stock then outstanding, (i) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or (ii) authorize, create, issue or increase any class of stock ranking as to dividends or distribution of assets upon liquidation senior to or pari passu with the Series A Preferred Stock.

     Upon any liquidation, dissolution, or winding-up of the Company, the holders of the Series A Preferred Stock will be entitled to receive out of the assets of the Company, for each share of Series A Preferred Stock outstanding, an amount equal to the Stated Value per share, plus an amount equal to accrued but unpaid dividends per share, before any distribution or payment is made to the holders of any securities junior to the Series A Preferred Stock, including the Common Stock. If the assets of the Company are insufficient to pay such amounts in full, then any assets remaining to be distributed after payment of any indebtedness and distribution to holders of securities with rights senior to those of the Series A Preferred Stock will be distributed among the holders of the Series A Preferred Stock and the holders of any class of the Company's equity securities ranking on a parity with the Series A Preferred Stock as to liquidation, dissolution and winding-up, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

     Each share of Series A Preferred Stock is convertible into shares of the Company's Common Stock at the Series A Conversion Ratio (as defined below) (subject to adjustment as provided below) at the option of the holder of the Series A Preferred Stock, in whole or in part, at anytime following the 120-day period after the issuance of the Series A Preferred Stock, shares of which were issued in January 1998, February 1998 and March 1998. On the third anniversary of the issuance of the Series A Preferred Stock, each share of Series A Preferred Stock remaining outstanding will be mandatorily converted into shares of Common Stock at the Series A Conversion Ratio. The "Series A Conversion Ratio" equals a fraction, the numerator of which is the Stated Value plus accrued but unpaid dividends, and the denominator of which is the Series A Conversion Price (as defined below) at such time.

     The "Series A Conversion Price" for each share of Series A Preferred Stock in effect on any conversion date during the 60-day period following the 120-day period after the issuance of the Series A Preferred Stock will equal the Series A Fixed Price (as defined below). Thereafter, the Series A Conversion Price for each share of Series A Preferred Stock in effect on any conversion date will equal the lesser of the Series A Fixed Price or the Series A Floating Price (as defined below). The "Series A Fixed Price" is $6.75, and the "Series A Floating Price" will be equal to 97% of the average closing bid price per share of the Company's Common Stock during the 10 trading days immediately preceding the date of conversion; provided, however, that (i) for each 30-day period following the date of issuance of the Series A Preferred Stock, the Series A Floating Price will be reduced by an additional 1 1/2% of the closing bid price per share of the Company's Common Stock during the 10 trading days prior to the date of conversion, (ii) in no event will the Series A Floating Price be reduced below 80% of the closing bid price per share of the Company's Common Stock, and

(iii) in the event any holder of Series A Preferred Stock has directly or indirectly taken a "short position" or engaged in any substantially similar transaction with respect to the Common Stock at anytime during the period commencing on the date of issuance of the Series A Preferred Stock through the date of conversion of such stock, the Series A Conversion Price for the Series A Preferred Stock held by such holder will be the greater of the Series A Fixed Price and the Series A Floating Price.

     If the Registration Statement to be filed by the Company is not declared effective by the Commission for any reason within 120 days after the date of issuance of the Series A Preferred Stock, then for each month after the expiration of such 120-day period that such Registration Statement has not been declared effective, the Series A Floating Price, as computed above, will be decreased by an additional 1%, provided, however, that in no event will the aggregate discount to the Series A Floating Price under (i) in the prior paragraph and this sentence exceed 20%. If the Series A Floating Price were used to determine the conversion ratio as of August 17, 1998, the Company would be required to issue up to 598,205 shares of Common Stock upon the conversion of Series A Preferred Stock, exclusive of dividends.

     The Series A Preferred Stock will be redeemable, in whole or in part, at anytime upon the payment to the holders of the Series A Preferred Stock of (i) a cash payment equal to the closing bid price per share of the Company's Common Stock on the date of redemption, multiplied by the number of shares of Common Stock that would be issued if the Series A Preferred Stock was fully converted on such date at the Series A Conversion Price, (ii) a cash payment equal to all accrued dividends payable with respect to such Series A Preferred Stock, and
(iii) a number of warrants to purchase Common Stock with an exercise price equal to the Series A Fixed Price determined by dividing the aggregate Stated Value of the Series A Preferred Stock being redeemed by the Series A Fixed Price, with a term expiring three years from the date of redemption.

     In case of any reclassification of the Company's Common Stock, any consolidation or merger of the Company with or into another entity, the sale or transfer of all or substantially all of the assets of the Company and certain other events, the holders of the Series A Preferred Stock then outstanding will have the right thereafter to convert such shares only into the shares of stock and other securities and property receivable upon or deemed to be held by the holders of the Company's Common Stock following such reclassification, consolidation, merger, sale, or transfer, and the holders of the Series A Preferred Stock will be entitled upon such event to receive such amount of securities and property as the holders of the Common Stock of the Company into which such shares of Series A Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale or transfer would have been entitled.

WARRANTS

WARRANTS RELATED TO SERIES A PREFERRED STOCK

     In connection with the issuance of the Series A Preferred Stock, the Company granted Preferred Stock Warrants to the holders of the Series A Preferred Stock to acquire up to 333,333 shares of the Company's Common Stock at an exercise price of $8.10 per share. The Warrants may be exercised at any time on or before January 23, 2001.

PUBLIC WARRANTS

     In connection with its initial public offering ("IPO") in 1996, the Company issued 977,500 Public Warrants. The Public Warrants are subject to the terms and conditions of a Warrant Agreement between the Company and American Stock Transfer & Trust Company, as Warrant Agent. The following description of the Public Warrants is qualified in all respects by the Warrant Agreement. The shares of the Company's Common Stock underlying the Public Warrants, when issued upon exercise thereof and payment of the purchase price, will be fully paid and nonassessable.

     Each Public Warrant entitles the holder to purchase one share of Common Stock for $6.60, subject to adjustment in certain circumstances, at any time before December 18, 2001, unless earlier redeemed, at which time the Public Warrants will expire. The Public Warrants are redeemable in whole and not in part by the Company upon 30 days written notice at a price of $.10 per Public Warrant, provided that the closing bid quotations of the Common Stock have averaged at least $9.00 per share for a period of any 20 trading days ending on the third day prior to the day on which the Company mails the notice of redemption to the Public Warrant holders. In the event the Company gives notice of its intention to redeem the Public Warrants, a holder would be forced to either exercise his Public Warrant within 30 days of the notice of redemption or accept the redemption price. The holders of the Public Warrants will have exercise rights until the close of business on the date fixed for the redemption thereof. The number and kind of securities or other property for which the Public Warrants are exercisable are subject to adjustment upon the occurrence of certain events, including mergers, reorganizations, stock dividends, stock splits, and recapitalizations. Holders of Public Warrants have no voting, dividend, or other rights as stockholders of the Company with respect to the shares underlying the Public Warrants, unless and until the Public Warrants are exercised.

     The Public Warrants may be exercised by filling out and signing the appropriate form on the Public Warrants and mailing or delivering the Public Warrants to the Warrant Agent in time to reach the Warrant Agent by the expiration date, accompanied by payment in full of the exercise price for the Public Warrants being exercised in United States funds (in cash or by check or bank draft payable to the order of the Company). Common Stock certificates will be issued as soon as practicable after exercise and payment of the exercise price as described above.

REPRESENTATIVE'S WARRANTS

     In connection with its IPO, the Company issued to the Representative of the Underwriters warrants (the "Representative's Warrants") to purchase 85,000 shares of Common Stock and 85,000 Underlying Warrants. The Representative's Warrants are exercisable for a period of four years commencing December 18, 1997. The Representative's Warrants are exercisable for an equal amount of shares of Common Stock and Underlying Warrants at an exercise price of $7.50 per share of Common Stock and $.125 per Underlying Warrant. The terms of the Underlying Warrants are substantially identical to those of the Public
Warrants. In addition, the Company will provide certain demand and piggyback registration rights in connection with the Representative's Warrants.

PRIVATE WARRANTS

     As of August 17, 1998, the Company had outstanding warrants (the "Private Warrants") to purchase an aggregate of 28,875 shares of Common Stock at exercise prices ranging from $1.43 to $3.25.

     The Private Warrants contain provisions that protect the holders against dilution by adjustment of the exercise price and the number of shares of Common Stock subject to the Private Warrants in certain events, such as stock dividends and distributions, stock splits, recapitalizations, mergers, or consolidations. Holders of the Private Warrants do not possess any rights as stockholders of the Company prior to exercise.

CERTAIN CHARTER PROVISIONS

     The Company's Certificate of Incorporation provides that the Company's directors will not be personally liable for monetary damages for breach of the directors' fiduciary duty of care to the Company or its stockholders, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of nonmonetary relief would remain available under Delaware law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

TRANSFER AGENT, REGISTRAR AND WARRANT AGENT

     The stock transfer agent and registrar for the Common Stock is American Stock Transfer Company.

REGISTRATION RIGHTS

     Certain holders of the Private Warrants have been granted certain rights with respect to the registration under the Securities Act of the Private Warrants or the shares of Common Stock issued upon exercise of the Private Warrants. Beginning December 18, 1998, the Company must, within six months of receipt of requests for registration from holders of at least 63,000 shares of Common Stock (or warrants to acquire 63,000 shares of Common Stock), use its best efforts to effect the registration under the Securities Act of such securities.

     The Company generally is required to bear all costs incurred in connection with any such registrations, other than underwriting discounts and commissions. The foregoing registration rights could result in substantial future expense to the Company and could adversely affect any future equity or debt offerings of the Company.


                                PLAN OF DISTRIBUTION

     The Common Stock is being offered on behalf of the Selling Security Holders, and, except for the exercise price of the Preferred Stock Warrants, the Company will not receive any proceeds from the Offering. The Common Stock may be sold or distributed from time to time by the Selling Security Holders or by pledgees, donees, or transferees of, or other successors in interest to, the Selling Security Holders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Common Stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The distribution of the Common Stock may be effected in one or more of the following methods: (i) ordinary brokers' transactions, which may include long or short sales (in certain circumstances); (ii) transactions involving cross or block trades or otherwise on Nasdaq or the BSE; (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus; (iv) "at the market" to or through market makers or into an existing market for the Common Stock; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); (vii) pursuant to Rule 144 under the Securities Act; or (viii) any combination of the foregoing, or by any other legally available means except as may be limited by the terms of the Securities Purchase Agreement with respect to the Series A Preferred Stock and Preferred Stock Warrants. The Selling Security Holders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the Common Stock, which Common Stock may be resold thereafter pursuant to this Prospectus. Selling Security Holders will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder, including without limitation, Regulation M, which provisions may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Security Holders.

     Brokers, dealers, underwriters or agents participating in the distribution of the Common Stock as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Security Holders and/or purchasers of the Common Stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The Selling Security Holders and any broker-dealers who act in connection with the sale of the Common Stock hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of Common Stock may be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor any Selling Security Holder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Security Holder, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Common Stock.

     The Company will pay substantially all of the expenses incident to the registration, offering and sale of the Common Stock to the public other than commissions or discounts of underwriters, broker-dealers or agents. The

Company has also agreed to indemnify the Selling Security Holders and certain related persons against certain liabilities, including liabilities under the Securities Act.

                                   LEGAL OPINIONS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Snell & Wilmer, L.L.P., Phoenix, Arizona.

                                      EXPERTS

     The financial statements of Cragar Industries, Inc. as of December 31, 1997, and for each of the years in the two year period ended December 31, 1997 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

------------------------------------      -----------------------------------
------------------------------------      -----------------------------------

 No dealer, sales representative,
 or other person has been
 authorized to give any
 information or to make any
 representation not contained in
 this Prospectus and, if given or
 made, such information or                 1,083,333 SHARES OF COMMON STOCK
 representation must not be relied
 upon as having been authorized by
 the Company, the Selling Security
 Holders, or any  other person.                 CRAGAR INDUSTRIES, INC.
 This Prospectus does not
 constitute an offer of any
 securities other than those to
 which it relates or an offer to
 sell, or a solicitation of an
 offer to buy, to any person in
 any jurisdiction where such an                     _______________
 offer or solicitation would be
 unlawful.  Neither the delivery                      PROSPECTUS
 of this Prospectus nor any sale                    _______________
 made hereunder and thereunder
 shall, under any circumstances,
 create any implication that the
 information contained herein is
 correct as of anytime subsequent
 to the date hereof.










          _________________

          TABLE OF CONTENTS
                              Page
                              ----
 Available Information           2
 Information Incorporated  by
 Reference.                      2
 Risk Factors  . . . . .         3
 Use of Proceeds . . . .         8
 Selling Security Holders        9
 Description of Capital Stock   10
 Plan of Distribution  .        14
 Legal Opinions  . . . .        15
 Experts . . . . . . . .        15

                                                    AUGUST ____, 1998

------------------------------------      -----------------------------------
------------------------------------      -----------------------------------

                                       PART II.

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which expenses will be paid by the Company:


 Securities and Exchange Commission Registration Fee                   $**1,930
 Nasdaq Listing Fee                                                    $* 7,500
 Printing and Engraving Expense                                        $* 1,000
 Legal Fees and Expenses                                               $* 5,000
 Accounting Fees and Expenses                                          $* 5,000
 Blue Sky Fees and Expenses                                            $* 2,500
 Transfer Agent Fees and Expenses                                      $*   500
 Miscellaneous                                                         $*   500
                                                                       -------
 TOTAL                                                                 $*23,930

________________
*   Estimated
** Previously Paid

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Bylaws provide that the Company shall to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), indemnify and hold harmless any person who was or is a party, or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "Indemnitee") against expenses, liabilities and losses (including attorneys' fees, judgments, fines, excise taxes or penalties paid in connection with the Employee Retirement Income Security Act of 1974, as amended, and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that except as provided in the Bylaws with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding or part thereof was authorized by the Board of Directors of this Company.

     The right to indemnification conferred in the Company's Bylaws includes the right to be paid by the Company the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is not further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this section or otherwise. The rights to indemnification and to the advancement of expenses conferred in this section of the Bylaws shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee's heirs, executors and administrators.

     If a claim under the two preceding paragraphs of this section of the Bylaws is not paid in full by the Company within 60 days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) and (ii) in any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a final adjudication that the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses under this section of the Bylaws or otherwise shall be on the Company.

     The Delaware General Corporation Law provides that indemnification is permissible only when the director, officer, employee, or agent acted in good faith and in a manner reasonable believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The Delaware General Corporation Law also precludes indemnification in respect of any claim, issue, or matter as to which an officer, director, employee, or agent shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite such adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

ITEM 16.  EXHIBITS.


EXHIBIT
NUMBER                DESCRIPTION
-------               -----------
3.1                   Second Amended and Restated Certificate of Incorporation of the
                      Registrant filed with State of Delaware on October 1, 1996*

3.2                   Amended and Restated Bylaws of the Registrant*

3.3                   Form of Certificate of Designation***

4.1                   Form of Certificate representing Common Stock*

4.2                   Form of Warrant Agreement**

4.3                   Form of Warrant Certificate*

4.4                   Form of Class A Stock Purchase Warrant Certificate*



4.5                   Form of Class B Stock Purchase Warrant Certificate*

4.6                   Form of Class C Stock Purchase Warrant Certificate*

4.7                   Form of Representative's Warrant Agreement, dated December 18, 1996, by and between the Registrant and Dickinson & Co.**

4.8                   Form of Series A Convertible Preferred Stock Purchase Agreement***

4.9                   Form of Warrant***

5                     Legal opinion of Snell & Wilmer, L.L.P. (previously filed)

23.1                  Consent of KPMG Peat Marwick LLP

23.2                  Consent of Snell & Wilmer, L.L.P. (included in Exhibit 5)

24                    Power of Attorney (included on signature page of Registration
                      Statement) (previously filed)

27                    Financial Data Schedule (previously filed)
___________________
*    Incorporated by reference to the Company's Registrant Statement on Form
     SB-2) (No. 333-13415) filed as of November 22, 1996

** Incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 (No. 1-12559)

*** Incorporated by reference to the Company's Current Report of Form 8-K, filed January 23, 1998 (No. 1-12559)


ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on August 20, 1998.

                                               CRAGAR INDUSTRIES, INC.


                                               By:  /s/ MICHAEL L. HARTZMARK
                                                   -----------------------------
                                                       Michael L. Hartzmark
                                                   President and Chief Executive
                                                              Officer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Michael L. Hartzmark and Michael R. Miller, and each of them, as attorneys-in-fact, to sign his or her name on his or her behalf, individually and in each capacity designated below, and to file any amendments, including post-effective amendments to this Registration Statement.


SIGNATURE                       TITLE                                   DATE
                                -----                                   ----

/s/ Michael L. Hartzmark        President, Treasurer, Chief             August 20, 1998
----------------------------    Executive Officer, and Director
Michael L. Hartzmark            (Principal Executive Officer)


/s/ Anthony W. Barrett          Vice President of Sales Operations      August 20, 1998
----------------------------    (Principal Financial and
Anthony W. Barrett              accounting Officer)


/s/ Michael R. Miller           Chief Operating Officer,                August 20, 1998
----------------------------    Secretary and Director
Michael Miller


/s/ Sidney Dworkin              Director                                August 20, 1998
----------------------------
Sidney Dworkin


/s/ Donald McIntyre             Director                                August 20, 1998
----------------------------
Donald McIntyre


/s/ Mark Schwartz               Director                                August 20, 1998
----------------------------
Mark Schwartz

                                        21